 Exhibit 8.1

 STINSON LEONARD STREET LLP

150 South Fifth Street

Suite 2300

Minneapolis, MN 55402

August 1, 2017

Black Ridge Oil & Gas, Inc.

110 North 5th Street, Suite 410,

Minneapolis, Minnesota 55403

Ladies and Gentlemen:

We have acted as counsel to Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Company”), in connection with preparation and filing of the registration statement on Form S-1, as amended (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed distribution to holders of common stock (the “Common Stock”), on a pro rata basis, of non-transferable subscription rights to purchase up to nine shares of Common Stock (the “Subscription Rights”). The 431,819,910 shares of Common Stock being registered consists of the Common Stock issuable upon the exercise of the Subscription Rights.

In connection with this opinion letter, we have examined the Registration Statement and such other documents, records and instruments as we have considered appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Our opinion as to United States federal income tax matters is as set forth in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” subject to the qualifications set forth therein.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Stinson Leonard Street LLP